EXHIBIT 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
mark.haden@bunge.com

Media Contact:	Susan Burns
Bunge Limited
914-684-3246
susan.burns@bunge.com

Andrew Ferrier to Join Bunge Limited Board of Directors

WHITE PLAINS, NY – December 5, 2012 – Bunge Limited (NYSE: BG) today announced that Andrew Ferrier has been appointed to its Board of Directors as an independent director, effective immediately.

Mr. Ferrier, age 53, is Managing Director of Canz Capital Limited, a private investment company he founded in 2011. He served as Chief Executive Officer of Fonterra Co-operative Group Ltd., a leading New Zealand-based international dairy company, from 2003 to 2011. Previously, he served as President and Chief Executive Officer of GSW Inc., a Canadian consumer durable goods manufacturer, from 2000 to 2003.

Prior to 2000, Mr. Ferrier spent 16 years in the sugar industry working in Canada, the United States, the United Kingdom and Mexico. Five of those years, from 1994 to 1999, were at Tate & Lyle, where he ultimately served as President and Chief Executive Officer of Tate & Lyle North America Sugars Inc.

“Andrew brings significant experience as the former CEO of an international company focused on agricultural exports,” said Alberto Weisser, Chairman and CEO, Bunge Limited. “His success in growing businesses and market share, along with his deeply relevant operational experience in the sugar industry, will make him a valuable addition to our Board.”

Mr. Ferrier has served as Chairman of New Zealand Trade and Enterprise, the national economic development agency, since November 2012. He also serves as a director of Orion Health Limited, a New Zealand-based privately owned software company, and is a member of the University of Auckland Council.

About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees. Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in North and South America. Founded in 1818, the company is headquartered in White Plains, New York.

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